EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-766-1010 (ext. 1331)
LACROSSE FOOTWEAR REPORTS FIRST QUARTER RESULTS
Strong Year-over-Year Sales Growth,
Record Gross Margins and 23% Earnings Increase
Portland, Ore.—May 1, 2006 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, today reported results for the first quarter ended April 1, 2006.
For the first quarter of 2006, LaCrosse reported consolidated net sales of $21.4 million, up 13% from $18.9 million in the first quarter of 2005. Approximately $1.7 million of the net sales in the first quarter of 2006 can be attributed to five additional business days compared to the first quarter of 2005, a result of the Company’s quarterly reporting calendar. Net income was $0.4 million or $0.06 per diluted share in the first quarter of 2006, up 23% from $0.3 million or $0.05 per diluted share in the first quarter of 2005.
Sales to the work market were $13.6 million for the first quarter, up 14% from $12.0 million for the same period in 2005. The year-over-year growth in work sales primarily reflects the success of the Company’s innovative new products and continued penetration into the general work and fire boot markets. Sales to the outdoor market were $7.8 million for the first quarter of 2006, up 13% from $6.9 million for the same period in 2005. The year-over-year growth primarily reflects the success of innovative new products and continued penetration into hunting and hiking boot markets.
The Company continued to improve its overall gross margin, which was a record 39.2% of net sales for the first quarter of 2006, up from 37.1% in the same period of 2005, an increase of 210 basis points. The continued margin improvement reflects the increased sales of higher-margin products introduced in recent years and a reduction in the rate of sales discounts and allowances.
LaCrosse’s total operating expenses were $7.8 million in the first quarter of 2006, up 20.0% from $6.5 million in the same period of 2005. Approximately $0.5 million of the expense increase in the first quarter of 2006 can be attributed to the five additional business days noted above. The balance of the increase primarily reflects expansion of the Company’s product development and sales teams, opening an office in China and increased incentive compensation. It also includes stock-based compensation expense of $0.2 million or approximately $0.02 per diluted share after tax, related to the implementation of SFAS 123R (Accounting for Stock Option Expense).

As a result of strong demand for its products and execution of its inventory management plan, the Company reduced inventory levels by approximately $4.2 million or 17% from the end of 2005. At the end of the first quarter of 2006, LaCrosse had no funded debt and had cash and cash equivalents of $11.2 million, up 84% from $6.1 million at the end of 2005.
“We are pleased with our sales and earnings performance for the first quarter,” said Joseph P. Schneider, CEO of LaCrosse Footwear. “We continued to increase our brand equity and capture market share in both our work and outdoor businesses, improve our gross margins, more effectively manage our inventory and strengthen our balance sheet. We also extended our powerful brands into new product categories, expanded our sales and marketing and product development efforts, and launched our new office in China. We also made steady progress on our new distribution facility, anticipated to be operational by mid-year, which we expect will help us continue to improve our customer responsiveness and manage our growth.”
“Our investment in innovative boot technology and creating a broader selection of more compelling, high-performance footwear is paying off. We are seeing strong demand for our new spring product lines and we are very encouraged by our customers’ response to our new fall products. We continue to focus on niche market segments that are quality and performance driven, which offer opportunities for sustainable and profitable growth over the long term.”
LaCrosse will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-257-1836 or +1 303-262-2243. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11057992). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
•	Concentration of credit risk as our retail channel customers continue to consolidate and fund expansion of store growth.

•	Difficulties with accurate forecasting and controlling inventory levels, particularly for foreign sourced products with longer manufacturing lead times.

•	Potential problems or delays associated with the manufacturing, transportation and delivery of foreign-sourced products.

•	Weather and its impact on the demand for outdoor footwear.

•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

•	Consumer confidence and related demand for footwear, including work and outdoor footwear.

•	Reliance on foreign-sourced products and concentrations of currency, labor, and political risks, primarily in China.

•	Restrictions imposed under United States and/or foreign trading rules, regulations and policies, including export/import regulations, duties, and regulations affecting manufacturers and/or importers.

•	Commodity price increases, including rubber and petroleum, which affect transportation costs, footwear component costs, and ultimately product costs.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A — Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	April 1, 2006	March 26, 2005

Net sales	$21,401	$18,866

Cost of goods sold	13,017	11,862

Gross profit	8,384	7,004

Operating expenses	7,821	6,453

Operating income	563	551

Non-operating income (expense), net	50	(54)

Income before income taxes	613	497

Income tax expense	221	179

Net income	$392	$318

Net income per common share, basic	$0.07	$0.05
Net income per common share, diluted	$0.06	$0.05

Weighted average shares outstanding:
Basic	5,998	5,923
Diluted	6,182	6,154

Supplemental Product Line Information
Work Market Sales	$13,645	$12,002
Outdoor Market Sales	7,756	6,864

	$21,401	$18,866

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	(Unaudited)		(Unaudited)
	December 31,
ASSETS:	April 1, 2006	2005	March 26, 2005

Cash and cash equivalents	$11,179	$6,113	$6,265
Accounts receivable, net	13,721	16,684	12,848
Inventories, net	20,668	24,865	19,239
Prepaid expenses and other assets	2,275	2,306	1,970

Total current assets	47,843	49,968	40,322

Property and equipment, net	3,029	3,047	3,214
Goodwill and other assets	11,536	11,568	12,241

Total Assets	$62,408	$64,583	$55,777

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	$6,054	$8,923	$5,522
Other long-term liabilities	5,190	5,183	4,647
Total shareholders’ equity	51,164	50,477	45,608

Total Liabilities and Equity	$62,408	$64,583	$55,777